As filed with the Securities and Exchange Commission on February 11, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ROANOKE ELECTRIC STEEL CORPORATION

(Exact name of registrant as specified in its charter)

Virginia	54-0585263
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

102 Westside Boulevard

Roanoke, Virginia 24017

(540) 342-1831

(Address and telephone number of registrant’s principal executive offices)

ROANOKE ELECTRIC STEEL CORPORATION

2005 STOCK INCENTIVE PLAN

(Full Title of the Plan)

William M. Watson, Jr., Esq.

Roanoke Electric Steel Corporation

PO Box 13948

Roanoke, Virginia 24038

(540) 983-7274

(Name, address and telephone number of agent for service)

Copy to:

Nicholas C. Conte, Esq.

Woods, Rogers, P.L.C.

10 South Jefferson Street, Suite 1400

Roanoke, Virginia 24011

(540) 983-7600

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock	1,750,000	$22.13	$38,718,750	$4,557.20

(1)	Pursuant to Rule 416(a), subject to being increased pursuant to anti-dilution provisions of the Plan to reflect automatically any applicable subsequent stock split, stock dividend or similar event.

(2)	Calculated for the purpose of determining the registration fee pursuant to Rule 457(c) and Rule 457(h)(1), based upon the average of the high and low prices of the common stock on the Nasdaq National Market on February 8, 2005, which was $22.13.

EXPLANATORY NOTE

This Registration Statement on Form S-8 relates to the registration of 1,500,000 shares of common stock, no par value, of Roanoke Electric Steel Corporation (“Registrant”), that are issuable to employees of Registrant and its subsidiaries, and 250,000 shares of common stock, no par value, of the Registrant issuable to outside directors of Registrant under the Roanoke Electric Steel Corporation 2005 Stock Incentive Plan (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1:	Plan Information.

Not filed as part of this Registration Statement pursuant to Note to Part I of Form S-8.

Item 2:	Registrant Information And Employee Plan Annual Information.

Not filed as part of this Registration Statement pursuant to Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3:	Incorporation of Documents By Reference.

The following documents filed by Registrant with the Securities and Exchange Commission are incorporated herein by reference and made a part hereof:

(a)	Registrant’s latest Annual Report on Form 10-K (file number 0-2389) for the fiscal year ended October 31, 2004.

(b)	All other reports filed by Registrant pursuant to Section 13(a) or 15(d) of the Securities and Exchange Act of 1934 (“Exchange Act”) since October 31, 2004.

(c)	The description of the Registrant’s common stock, no par value, contained in its Registration Statement on Form 10 dated January 23, 1967, and amended by Form 8 dated November 28, 1987, including any amendments filed for the purpose of updating such description.

All reports and other documents subsequently filed by Registrant pursuant to Sections 13(a) and (c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered hereunder have been sold or that deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such reports and documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4:	Description of Securities.

Not applicable.

Item 5:	Interest of Named Experts and Counsel.

Woods Rogers PLC has advised Registrant on certain legal matters with respect to the Plan and the registration of shares of its common stock issuable under the Plan, including an opinion as to the legality of such shares. As of February 11, 2005, the principals of the firm of Woods Rogers PLC and members of their immediate families beneficially owned less than one percent of the outstanding shares of common stock of Registrant.

Item 6:	Indemnification of Directors and Officers of Registrant.

Section 13.1-692.1 of the Virginia Stock Corporation Act places a limitation on the liability of officers and directors of a corporation in any proceeding brought by or in the right of the corporation or brought by or on behalf of shareholders of the corporation. The damages assessed against an officer or director arising out of a single transaction, occurrence, or course of conduct shall not exceed the greater of $100,000 or the amount of cash compensation received by the officer or director from the corporation during the 12 months immediately preceding the act or omission for which liability was imposed. The statute also authorizes the corporation, in its articles of incorporation or, if approved by the shareholders, in its bylaws, to provide for a different specific monetary limit on, or to eliminate entirely, liability of an officer or director. The liability of an officer or director shall not be limited if the officer or director engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law. Registrant has not adopted any provision in its articles of incorporation or its bylaws to establish a different limit on liability from the default limits set forth in the statute.

Sections 13.1-697 and 13.1-702(2) of the Virginia Stock Corporation Act permit any Virginia corporation to indemnify an officer or director against liability incurred in a proceeding if such officer or director conducted himself in good faith and believed (i) in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests; and (ii) in all other cases, that his conduct was at least not opposed to its best interests. In the case of a criminal proceeding, a corporation may indemnify an officer or director made a party to such proceeding if he had no reasonable cause to believe that his conduct was unlawful. A corporation may not indemnify an officer or director under Section 13.1-697 (i) in connection with a proceeding by or in the right of the corporation in which he was adjudged liable to the corporation; or (ii) in connection with any other proceeding charging improper personal benefit to him in which he was adjudged liable on the basis that personal benefit was improperly received by him. Indemnification permitted under Section 13.1-697 in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding. Further, Virginia Code Section 13.1-698 and 13.1-702(1) provide that, unless limited by its articles of incorporation, a corporation is required to provide indemnification to an officer or director who entirely prevails in the defense of any proceeding to which he was a party because he is or was an officer or director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

A corporation may pay for or reimburse the reasonable expenses incurred by an officer or director who is a party to a proceeding in advance of final disposition of the proceeding if certain statements and undertakings are made by the officer or director and a determination is made that the facts as then known would not preclude indemnification. Va. Code Section 13.1-699. In addition, an officer or director of the corporation who is a party to a proceeding may apply for advances or reimbursement of expenses and for indemnification to the court conducting the proceeding or seek advances, reimbursement, or indemnification in another court of competent jurisdiction.

The court shall order advances, reimbursement, or indemnification if it determines the officer or director is entitled to such advances, reimbursement, or indemnification, in which case the court shall also order the corporation to pay the officer’s or director’s reasonable expenses incurred to obtain the order. With respect to a proceeding by or in the right of the corporation, the court may order indemnification to the extent of the officer’s or director’s reasonable expenses if it determines that, considering all the relevant circumstances, the officer or director is entitled to indemnification even though he was adjudged liable, and may also order the corporation to pay the officer’s and director’s reasonable expenses incurred to obtain the order. Va. Code Section 13.1-700.1. In such a proceeding, no presumption is created by the fact that either the corporation has not considered the question of indemnification or that the corporation has denied indemnification. A corporation is given the power to make further indemnity to any officers or directors that may be authorized by the articles of incorporation or any bylaw made by the shareholders or any resolution adopted, before or after the event, by the shareholders, except an indemnity against the officer’s or director’s willful misconduct or a knowing violation of the criminal law. Va. Code Section 13.1-704.

Under its bylaws, Registrant is required to indemnify each director and officer and his heirs, executors, administrators and personal representatives, against any and all liabilities, judgments, fines, penalties and claims (including amounts paid in settlement) imposed upon or asserted by reason of his or her being or having been an officer or director of Registrant or of any other corporation in which he or she serves or served as a director or officer pursuant to the written request of Registrant (whether or not he or she continues to be an officer or director at the time of such imposition or assertion), and against all expenses (including counsel fees) reasonably incurred by him or her in connection therewith, except in respect of matters as to which he or she has been finally adjudged to be liable by reason of having been guilty of negligence or misconduct in the performance of his or her duty as such director or officer. In the event of any other judgment against such officer or director or in the event of a settlement, the indemnification shall be made only if Registrant is advised (a) by the Board of Directors, in case none of the persons involved is then be a director of Registrant, or (b) by independent counsel appointed by the Board of Directors, in case any of the persons involved is then a director of Registrant, that in its, his or her opinion, as the case may be, such director or officer was not guilty of negligence or misconduct in the performance of his or her duty, and, in the event of a settlement, that such settlement was, or, if still to be made, would be, in the best interests of Registrant. If the determination is to be made by the Board of Directors, it may rely, as to all questions of law, upon the advice of independent counsel. The rights of indemnification set forth in the Bylaws of Registrant are in addition to, and not in lieu of, those rights to indemnification set forth in the statute.

Registrant has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Registrant, or who, while a director, officer, employee, or agent of Registrant, is or was serving at the request of Registrant as a director, officer, employee or agent of another entity, against any liability asserted against or incurred by such person, in any such capacity or arising from his or her status as such, whether or not Registrant would have the power to indemnify such person against such liability under Sections 13.1-697 or 13.1-698 of the Virginia Code.

Registrant maintains directors’ and officers’ legal liability insurance coverage. In general, the coverage insures (i) Registrant’s directors and officers against losses by reason of their wrongful acts, and/or (ii) Registrant against claims against the directors and officers by reason of their wrongful acts for which Registrant is required to indemnify or pay, all as defined and subject to the terms and conditions in the applicable policy or policies.

Item 7:	Exemption from Registration.

Not applicable.

Item 8:	Exhibits.

See Exhibit Index

Item 9:	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or material change to such information in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registrant statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling persons of the registrant in the successful defense of any action, suit or proceedings) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction to question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Roanoke, Commonwealth of Virginia, on February 11, 2005.

ROANOKE ELECTRIC STEEL CORPORATION

By:	/s/ Donald G. Smith
Donald G. Smith
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons as of the dates indicated below.

Signature	Title	Date

/s/ Donald G. Smith Donald G. Smith	Chairman of the Board, Chief Executive Officer, Treasurer (Principal Executive Officer)	February 11, 2005

/s/ Mark G. Meikle Mark G. Meikle	Vice President – Finance, Assistant Treasurer, Chief Financial Officer (Principal Financial Officer)	February 11, 2005

/s/ T. Joe Crawford T. Joe Crawford	President, Chief Operating Officer and Director	February 11, 2005

* George B. Cartledge, Jr.	Director	February 11, 2005

* Timothy R. Duke	Director	February 11, 2005

* George W. Logan	Director	February 11, 2005

* Charles I. Lunsford, II	Director	February 11, 2005

* Thomas L. Robertson	Director	February 11, 2005

* Charles W. Steger	Director	February 11, 2005

* Joseph H. Vipperman	Director	February 11, 2005

* By:	/s/ William M. Watson, Jr.
William M. Watson, Jr., Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description
5.	Opinion of Woods Rogers PLC (FILED HEREWITH)

23.1	Consent of Deloitte & Touche LLP (FILED HEREWITH)

23.2	Consent of Woods Rogers PLC (included in Exhibit 5)

24	Power of Attorney (FILED HEREWITH)

99.1	Roanoke Electric Steel Corporation 2005 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K dated and filed on February 3, 2005 (file number 0-2389))